SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 28, 2012

Date of Report (Date of Earliest Event Reported)

FIRST POTOMAC REALTY TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 Wisconsin Avenue

Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

(301) 986-9200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2012, the Board of Trustees (the “Board”) of First Potomac Realty Trust (the “Company”) appointed Andrew P. Blocher to the position of Executive Vice President and Chief Financial Officer of the Company. Mr. Blocher will succeed Barry H. Bass in this position and is expected to begin his service with the Company on or about October 8, 2012. As previously disclosed, Mr. Bass has notified the Company of his intention to depart on or before September 10, 2012. Also as previously disclosed, Michael H. Comer, the Company’s Chief Accounting Officer, is performing and will continue to perform the functions of the Company’s principal financial officer relating to the preparation of the Company’s financial statements and periodic reports and other financial reporting issues pending the commencement of Mr. Blocher’s service with the Company.

Mr. Blocher, 47, previously served in various positions with Federal Realty Investment Trust (NYSE: FRT), a publicly traded equity real estate investment trust, most recently as its Senior Vice President – Chief Financial Officer and Treasurer, a position that he held from September 2008 through August 2012. In such capacity, Mr. Blocher had responsibility for overseeing capital markets, financial reporting, investor relations, corporate communications, human resources and information technology functions. From 2000 until September 2008, Mr. Blocher held various other officer positions with Federal Realty Investment Trust, including Senior Vice President – Capital Markets and Investor Relations, Vice President – Capital Markets and Investor Relations and Vice President– Investor Relations and Finance.

The Company and Mr. Blocher have not entered into an employment agreement, and Mr. Blocher’s employment is on an “at-will” basis. Upon beginning his service with the Company, Mr. Blocher will be paid an annual base salary of $360,000. In addition, Mr. Blocher will participate in the Company’s short-term incentive plan, with a 2012 target payment equal to 80% of his base salary, but which, for 2012, will not be less than $200,000. He also will participate in the Company’s long-term incentive plan and will be granted an award for 2012 of restricted common shares with a value equal to $550,000, which shares will vest ratably over a five-year period from the date of grant. It is anticipated that awards to Mr. Blocher of restricted common shares for subsequent years under the Company’s long-term incentive plan will have a target of $550,000, but he will not have a guaranteed award amount. In addition, Mr. Blocher will be eligible to participate in the Company’s retirement and other benefit plans on the same terms as all other Company employees.

In addition, upon commencement of his service with the Company, Mr. Blocher will receive a one-time payment of $250,000, which he must return to the Company on a prorated basis if he resigns or is terminated for cause during the first 12 months following his start date. Mr. Blocher also will receive at such time a one-time grant of 78,064 restricted common shares that will vest ratably over a three-year period from the date of grant.

In the event of a termination of his employment, Mr. Blocher will be entitled to certain severance benefits based on the nature of his termination. If his employment is terminated by the Company without cause or by him for good reason, Mr. Blocher will be entitled to receive:

•	an amount equal to the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years,

•	acceleration of unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire),

•	one year of COBRA coverage (if elected), and

•	if the termination is by the Company without cause, outplacement assistance for up to one year.

In the event of a change in control of the Company, if Mr. Blocher is terminated by the Company without cause or if he resigns for good reason within 12 months of the change in control, he will be entitled to receive:

•	an amount equal to two times the sum of his highest annual base salary paid and highest annual bonus achieved in the prior three years,

•	acceleration of unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire),

•	two years of COBRA coverage (if elected),

•	outplacement assistance for up to one year, and

•	gross-up of any excise taxes payable by him as a result of the severance payment, as well as income or other taxes due as a result of such gross-up payment.

If Mr. Blocher is terminated by the Company for cause or terminates his employment without good reason, he will immediately forfeit any unvested equity awards and, in the case of a termination for cause, the right to exercise any vested share options (in the case of a termination by him without good reason, he will have a one-year period in which to exercise vested share options (unless they sooner expire)). If Mr. Blocher dies or becomes disabled, he (or his estate, as the case may be) will receive (i) acceleration of any unvested equity awards and a period of three years to exercise his vested share options (unless they sooner expire), and (ii) one year of COBRA coverage (if elected). Finally, if Mr. Blocher retires (meaning that he resigns after the age of 58), he will be entitled to receive acceleration of 50% his unvested equity awards, if he retires before age 62, 75% his unvested equity awards, if he retires before age 65, or 100% his unvested equity awards, if he retires after age 65, as well as a period of one year to exercise his vested share options (unless they sooner expire).

Payment of any of the foregoing severance benefits is conditioned on the execution by Mr. Blocher of a release and waiver of all claims arising from his employment or termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST

September 4, 2012	/s/ Douglas J. Donatelli
Douglas J. Donatelli
Chairman and Chief Executive Officer